Exhibit 10.6

FIFTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     FIFTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), entered into as of May 10, 2006, amended as of January 1, 2008, amended and restated as of October 31, 2008, further amended as of March 19, 2010, and further amended and restated effective as of January 1, 2012, December 16, 2014, March 15, 2016, and March 20, 2017, by and between Gary Kolstad (the “Executive”), residing at the address currently on file with CARBO Ceramics Inc., a Delaware corporation (the “Company”), and the Company.

WITNESSETH

     WHEREAS, the Company wishes to employ the Executive as President and Chief Executive Officer of the Company and the Executive wishes to serve the Company in such capacity.

     NOW, THEREFORE, in consideration of the conditions and covenants set forth herein, it is agreed as follows:

     1. Employment, Duties and Agreements.

     (a) The Company hereby employs the Executive, and the Executive hereby agrees to be employed by the Company during the Term, as the Company’s President and Chief Executive Officer on the terms and conditions set forth herein, “Term” shall mean the period commencing on June 1, 2006 (the “Effective Date”) and ending on December 31, 2007; provided, that the Term shall be extended automatically for successive one-year periods, at the rate of Base Salary and on other terms then in effect pursuant to this Agreement, unless written notice of an election not to extend is given by either party to the other at least ninety (90) days prior to the date the Term would then otherwise expire absent its extension; provided, that the Term may be terminated prior to its scheduled expiration date in accordance with Section 3 hereof. Upon any expiration of the Term, the Executive’s employment with the Company shall be at will.

     (b) The Executive shall have such responsibilities and duties as the Board of Directors of the Company (the “Board”) may from time to time reasonably determine consistent with the Executive’s position as President and Chief Executive Officer of the Company. In rendering his services hereunder, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Board and all applicable policies and rules thereof. The Executive shall devote the Executive’s full working time to the performance of the Executive’s responsibilities and duties hereunder. During the Term, the Executive will not, without the prior written consent of the Board, render services, whether or not compensated, to any other person or entity as an employee, independent contractor, director or otherwise; provided, however, that nothing herein shall restrict the Executive from rendering services to not-for-profit organizations, including, without limitation, any country club of which he is a member, or managing the Executive’s personal investments during the Executive’s non-working time.

     (c) During the Term, the Executive will not engage in any other business affiliation with respect to any entity, including, without limitation, the establishment of a proprietorship or the participation in a partnership or joint venture, or acquire any equity interest in any entity (other than the Company) if (i) such engagement or ownership would interfere with the full-time performance of his responsibilities and duties hereunder or (ii) such entity is engaged in any of the businesses of the Company or its subsidiaries, including without limitation, the production, supply or distribution of proppants used in the hydraulic fracturing of natural gas and oil wells. The Executive represents and warrants that, as of the Effective Date, the Executive will not be engaged in any such business affiliation and will not own any such equity interests.

     2. Compensation. During the Term, the Executive shall be entitled to the following compensation.

     (a) Effective as of April 1, 2017, the Company shall pay the Executive a base salary at the rate of $850,000 per annum, payable in accordance with the Company’s normal payroll practices (“Base Salary”).  The Board shall have the right to review the Executive’s performance and compensation from time to time and may, in its sole discretion, increase his Base Salary based on such factors as the Board deems appropriate.

     (b)

Commencing with the 2017 fiscal year, Executive will receive an annual incentive award(“Bonus Award”) granted under the 2014 CARBO Ceramics Inc. Omnibus Incentive Plan (the “Omnibus Plan”) pursuant to the Performance-Based Cash Award Agreement attached hereto as Appendix A (the “Bonus Award Agreement”) with such performance targets, measures and other provisions as shall be established from time to time by the

Compensation Committee of the Board.  Any Bonus Award paid pursuant to this Section 2(b) shall be paid to the Executive in accordance with the terms of the Bonus Award Agreement.

     (c) The Executive shall be entitled to four (4) weeks of paid vacation during each calendar year of the Term in accordance with the Company’s standard vacation policy and practices. The Executive shall take vacations only at such times as are consistent with reasonable business needs of the Company.

     (d) The Company shall reimburse the Executive for all reasonable, ordinary and necessary expenses incurred by the Executive in the performance of the Executive’s duties hereunder, provided that the Executive accounts to the Company for such expenses in a manner reasonably prescribed by the Company.

     (e) The Executive shall be entitled to such benefits and perquisites as are generally made available to senior executive officers of the Company.

      3. Early Termination of the Term. The Term shall terminate prior to its scheduled expiration date upon the occurrence of any of the following events.

     (a) The Term and the Executive’s employment hereunder shall terminate upon written notice to the Executive by the Company specifying Disability as the basis for such termination. In respect of such termination, the Company shall pay to the Executive (i) within thirty (30) days after such termination, the Executive’s earned but unpaid Base Salary, earned but unused vacation (determined in accordance with the Company’s standard vacation policy and practices) and reimbursement for expenses incurred (in accordance with Section 2(d) hereof), all as of the date of such termination (the “Accrued Obligations”), and (ii) as soon as practicable and in any event no later than two and one half (2 1/2) months following the end of the fiscal year in which such termination takes place, an amount equal to the Bonus Award that would have been earned for such fiscal year  multiplied by a fraction, the numerator of which is the number of days in the period commencing on January 1 of such fiscal year and ending on the date of such termination (inclusive) and the denominator of which is 365 (the “Termination Bonus Amount”). The Executive shall not be entitled to any further compensation or payments under this Agreement. “Disability” shall mean a physical or mental impairment of the Executive that (A) qualifies the Executive for (x) disability benefits under any long-term disability plan maintained by the Company or (y) Social Security disability benefits or (B) has prevented or, at the date of determination, will reasonably be likely to prevent, the Executive from performing the essential functions of his position for a period of six (6) consecutive months. The existence of a Disability shall be determined by the Board in its absolute discretion. The Executive agrees to submit to medical examinations by a licensed medical doctor selected by the Board to determine whether a Disability exists, as the Board may request from time to time.

     (b) The Company may terminate the Term and the Executive’s employment hereunder for Cause. Termination for Cause shall be effective upon written notice to the Executive by the Company specifying that such termination is for Cause. In respect of such termination, the Company shall pay to the Executive, within thirty (30) days after such termination, the Accrued Obligations. The Executive shall not be entitled to any further compensation or payments under this Agreement. “Cause” shall mean: (i) any material violation by the Executive of this Agreement; (ii) any failure by the Executive substantially to perform his duties hereunder; (iii) any act or omission involving dishonesty, fraud, willful misconduct or gross negligence on the part of the Executive that is or may be materially injurious to the Company; and (iv) any felony or other crime involving moral turpitude committed by the Executive. If the basis for terminating the Executive’s employment for Cause is the result of a violation or failure described in clause (i) or (ii) of the foregoing definition of “Cause” and the majority of the Board (excluding the Executive, if he is a member of the Board) reasonably determines that such violation or failure is capable of being remedied, the Board shall give the Executive thirty (30) days’ prior written notice of the Company’s intent to terminate the Executive’s employment for Cause, which notice shall set forth the violation or failure forming the basis for the determination to terminate the Executive’s employment for Cause. The Executive shall have the right to remedy such violation or failure within a reasonable period of time (as determined by the Board), provided that the Executive begins to take appropriate steps to remedy such violation or failure within ten (10) days of the date of such written notice and diligently prosecutes such efforts thereafter. The Term and the Executive’s employment hereunder may not be terminated for Cause unless a majority of the Board (excluding the Executive, if he is a member of the Board) finds in good faith that termination for Cause is justified and, if the basis for terminating the Executive’s employment for Cause arises as a result of a violation or failure described in clause (i) or (ii) of the definition of “Cause”, that the violation or failure has not been remedied within the period of time designated by the Board or that there is no reasonable prospect that the Executive will remedy the violation or failure forming the basis for terminating his employment for Cause.

2

     (c) The Term and the Executive’s employment hereunder shall terminate upon the death of the Executive. In respect of such termination, the Company shall pay to the Executive’s estate or any beneficiary previously designated by the Executive in writing (a “Designated Beneficiary”) (i) within thirty (30) days after such termination, the Accrued Obligations, and (ii) as soon as practicable and in any event no later than two and one half (2 1/2) months following the end of the fiscal year in which such termination takes place, an amount equal to the Termination Bonus Amount for such fiscal year. The Executive, his estate and his Designated Beneficiary shall not be entitled to any further compensation or payments under this Agreement.

     (d) The Company may terminate the Term and the Executive’s employment hereunder at any time without Cause. Such termination without Cause shall be communicated by written notice to the Executive from the Company and shall be effective as of the date on which the Executive experiences a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations (as amended) promulgated under the United States Internal Revenue Code of 1986 (as amended) (“Separation from Service”).  In respect of such termination, the Company shall pay to the Executive (i) within thirty (30) days after such Separation from Service, the Accrued Obligations, and (ii) as soon as practicable and in any event no later than two and one half (2 1/2) months following the end of the fiscal year in which such Separation from Service takes place, an amount equal to the Termination Bonus Amount for such fiscal year.  In addition, in consideration for the Executive’s execution, within seventy-five (75) days following the Executive’s Separation from Service, of a general release of claims in form and substance satisfactory to the Company, the Company shall pay to the Executive (or to the Executive’s estate or Designated Beneficiary, if the Executive should die during the payout period described in this sentence) an amount equal to two times (2x) the Executive’s Base Salary (at the level in effect immediately preceding such Separation from Service) (the “Severance Payment”) as follows: (A) on the seventy-fifth (75th) day following the Separation from Service, a lump sum equal to the lesser of (I) the Severance Payment or (II) the amount described in Section 1.409A-1(b)(9)(iii)(A) of the Treasury Regulations (as amended) promulgated under the United States Internal Revenue Code of 1986 (as amended) for the year in which the Separation from Service occurs and (B) the remainder of the Severance Payment (if any) in equal installments, in accordance with the Company’s normal payroll practices, over the eighteen (18)-month period commencing on the earlier to occur of (I) the six (6)-month anniversary of the date of the Executive’s Separation from Service or (II) the Executive’s death.  The Executive (or his estate or Designated Beneficiary) shall not be entitled to any further compensation or payments under this Agreement.  In no event shall any portion of the Severance Payment be paid later than December 31 of the second year following the year in which the Separation from Service occurs. The Severance Payment will not constitute compensation for any purpose under any retirement plan or other employee benefit plan, program, arrangement or agreement of the Company, and no period during which the Severance Payment is being paid shall constitute a period of employment with the Company for any such purposes.

     (e) During the one-year period following a Change in Control of the Company, the Company may terminate the Term and the Executive’s employment hereunder without Cause or the Executive may voluntarily terminate the Term and his employment hereunder for Good Reason. If such termination is made by the Company without Cause, it shall be communicated by written notice to the Executive from the Company and shall be effective upon the Executive’s Separation from Service. In respect of any such termination, in lieu of all other amounts or benefits to which the Executive would otherwise be entitled pursuant to any other provisions of Section 3 of this Agreement, the Company shall pay to the Executive (or to the Executive’s estate or Designated Beneficiary, if the Executive should die during the payout period described in this sentence) (i) within thirty (30) days after such Separation from Service, the Accrued Obligations and (ii) an amount equal to the sum of (A) the Bonus Award with respect to the fiscal year immediately preceding the fiscal year in which such Separation from Service takes place multiplied by a fraction, the numerator of which is the number of days in the period commencing on January 1 of the fiscal year in which such Separation from Service takes place and ending on the date of such Separation from Service (inclusive) and the denominator of which is 365 and (B) two times (2x) the Executive’s Base Salary (at the level in effect immediately preceding such Separation from Service) (together, the “CiC Severance Payment”) as follows: (A) within two and one half (2 ½) months following the Separation from Service, a lump sum equal to the lesser of (I) the CiC Severance Payment or (II) the amount described in Section 1.409A-1(b)(9)(iii)(A) of the Treasury Regulations (as amended) promulgated under the United States Internal Revenue Code of 1986 (as amended) for the year in which the Separation from Service occurs and (B) the remainder of the CiC Severance Payment (if any) in equal installments, in accordance with the Company’s normal payroll practices, over the eighteen (18)-month period commencing on the earlier to occur of (I) the six (6)-month anniversary of the date of the Executive’s Separation from Service or (II) the Executive’s death.  The Executive (or his estate or Designated Beneficiary) shall not be entitled to any further compensation or payments under this Agreement.  In no event shall any portion of the CiC

3

Severance Payment be paid later than December 31 of the second year following the year in which the Separation from Service occurs.  The CiC Severance Payment will not constitute compensation for any purpose under any retirement plan or other employee benefit plan, program, arrangement or agreement of the Company, and no period during which the CiC Severance Payment is being paid shall constitute a period of employment with the Company for any such purposes.

     (f) For purposes of Section 3(e) hereof:

     (1) “Change in Control” shall mean (i) the occurrence of a change in control of the Company of a nature that would be required to be reported or is reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the Effective Date, pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or (ii) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s outstanding securities (other than any Person who was a “beneficial owner” of securities of the Company representing 30% or more of the combined voting power of the Company’s outstanding securities prior to the Effective Date); or (iii) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board, provided that any person becoming a director subsequent to the Effective Date whose appointment to fill a vacancy or to fill a new Board position was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s shareholders was approved by the same nominating committee serving under an Incumbent Board, shall be, for purposes of this clause (iii), considered as though he were a member of the Incumbent Board; or (iv) the occurrence of any of the following of which the Incumbent Board does not approve (A) merger or consolidation in which the Company is not the surviving corporation or (B) sale of all or substantially all of the assets of the Company; or (v) stockholder approval pursuant to a proxy statement soliciting proxies from stockholders of the Company, by someone other than the then current management of the Company, of a plan of reorganization, merger or consolidation of the Company with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan of reorganization are exchanged or converted into cash or property or securities not issued by the Company.

     (2) “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following: (i) the assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities and status (including offices, titles, and reporting requirements) as an officer of the Company, or other changes in the Executive’s authorities, duties or responsibilities, if such assignment or changes result in a material diminution in the Executive’s authorities, duties, or responsibilities from those in effect immediately prior to the Change in Control, including a failure to reelect the Executive to, or a removal of him from, any office of the Company that the Executive held immediately prior to the Change in Control; or (ii) the Company’s requiring the Executive to be based at a location more than 50 miles from Houston, Texas (except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business obligations immediately prior to the Change in Control) if such action constitutes a material change in the geographic location where the Executive must perform services; or (iii) the Company materially breaches this Agreement or any other written agreement with the Executive under which the Executive provides services to the Company; or (iv) a material reduction in the Executive’s base compensation as of the date of the Change in Control; provided, in each case, that within thirty (30) days following the occurrence of any of the events set forth herein, the Executive shall have delivered written notice to the Company of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate employment for Good Reason, the Company shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice, and the Executive’s Separation from Service with the Company shall have occurred within sixty (60) days following such failure to cure.

     4. Restrictive Covenants.

     (a) The Executive agrees that all information pertaining to the prior, current or contemplated business of the Company and its corporate affiliates, and their officers, directors, employees, agents, shareholders and customers (excluding (i) publicly available information (in substantially the form in which it is publicly available) unless such information is publicly available by reason of unauthorized disclosure by the Executive or by any person or entity of whose intention to make such unauthorized disclosure the Executive is aware and (ii) information of a general nature

4

not pertaining exclusively to the Company that generally would be acquired in similar employment with another company) constitutes a valuable and confidential asset of the Company. Such information includes, without limitation, information related to trade secrets, customer lists, production techniques, and financial information of the Company. In connection with the performance and execution of his duties, the Company shall make such information available  to  the Executive during the Term and the Executive agrees that he shall, during the Term and continuing thereafter, (A) hold all such information in trust and confidence for the Company and its corporate affiliates, and (B) not use or disclose any such information to any person, firm, corporation or other entity other than under court order or other legal or regulatory requirement.

     (b) To protect the confidential information described in Section 4(a), upon expiration of the Term and continuing for a period ending two (2) years after the Executive’s employment by the Company terminates for any reason whatsoever, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in a Competing Business.  For the purposes of this Agreement, a “Competing Business” is defined as any business that provides the same or similar products or services as the Company or its subsidiaries, including without limitation any business which engages in the production or supply of ceramic, resin-coated sand or other proppants for use in the hydraulic fracturing of natural gas and oil wells, or for foundry or grinding media purposes.

          (c) During the Term and continuing for a period ending twelve (12) months after the Executive’s employment by the Company terminates for any reason whatsoever, the Executive agrees that the Executive will not, directly or indirectly, individually or on behalf of other persons, solicit, aid or induce (i) then remaining employees of the Company or its corporate affiliates to leave their employment with the Company or its corporate affiliates in order to accept employment with or render services to or with another person, firm, corporation or other entity, or assist or aid any other person, firm, corporation or other entity in identifying or hiring such employees or (ii) any customer of the Company or its corporate affiliates who was a customer of the Company or its corporate affiliates at any time during which the Executive was actively employed by the Company to purchase products or services then sold by the Company or its corporate affiliates from another person, firm, corporation or other entity, or assist or aid any other person or entity in identifying or soliciting any such customer.

          (d) Prior to agreeing to, or commencing to, act as an employee, officer, director, trustee, principal, agent or other representative of any type of business other than as an employee of the Company during the period in which the non-competition agreement, as described in Section 4(b), applies, the Executive shall (i) disclose such agreement in writing to the Company and (ii) disclose to the other entity with which he proposes to act in such capacity, or to the other principal together with whom he proposes to act as a principal, the existence of this Agreement, including, in particular, the non-disclosure agreement contained in Section 4(a), the non-competition agreement contained in Section 4(b), and the non-solicitation agreement contained in Section 4(c).

          (e) With respect to the restrictive covenants set forth in Sections 4(a), 4(b) and 4(c), the Executive acknowledges and agrees as follows.

     (i) The specified duration of a restrictive covenant shall be extended by and for the term of any period during which the Executive is in violation of such covenant.

     (ii) The restrictive covenants are in addition to any rights the Company may have in law or at equity.

     (iii) It is impossible to measure in money the damages which will accrue to the Company in the event that the Executive breaches any of the restrictive covenants. Therefore, if the Executive breaches any restrictive covenant, the Company and its corporate affiliates shall be entitled to an injunction restraining the Executive from violating such restrictive covenants. If the Company or any of its corporate affiliates shall institute any action or proceeding to enforce a restrictive covenant, the Executive hereby waives the claim or defense that the Company or any of its corporate affiliates has an adequate remedy at law and the Executive agrees not to assert in any such action or proceeding the claim or defense that the Company or any of its corporate affiliates has an adequate remedy at law. The foregoing shall not prejudice the Company’s or its corporate affiliates’ right to require the Executive to account for and pay over to the Company or its corporate affiliates, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of the restrictive covenants.

5

          (f) The restrictions in this Section 4 shall be in addition to any restrictions imposed on the Executive by statute or at common law.

          5. Arbitration of Disputes.

          (a) Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation or validity hereof shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the parties, including without limitation any matter relating to interpretation of this Agreement, may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justiciable or ripe for resolution by a court or arbitral tribunal. Notwithstanding this Section 5, the Company shall be entitled to institute a court action or proceeding for injunctive relief as provided in Section 4 of this Agreement.

          (b) The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (“AAA”).

          (c) The arbitral tribunal shall consist of one arbitrator. The parties to the arbitration jointly shall directly appoint such arbitrator within thirty (30) days of initiation of the arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules and shall be a person who (i) maintains his principal place of business within thirty (30) miles of the City of Houston, Texas and (ii) has substantial experience in executive compensation. The parties shall each pay an equal portion of the fees, if any, and expenses of such arbitrator.

          (d) The arbitration shall be conducted within thirty (30) miles of the City of Houston, Texas or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent.

          (e) At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party. No evidence of any witness shall be presented unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.

          (f) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal.

          (g) Nothing herein contained shall be deemed to give the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to or subtract from any of the provisions of this Agreement.

          (h) Notwithstanding anything to the contrary in this Agreement, the arbitration provisions set forth in this Section 5 shall be governed exclusively by the Federal Arbitration Act, Title 9, United States Code.

          6. Miscellaneous.

          (a) Each provision hereof is severable from this Agreement, and if one or more provisions hereof are declared invalid the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Agreement is so broad, in scope or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

          (b) Any notice to be given hereunder shall be given in writing. Notice shall be deemed to be given when delivered by hand to the party to whom notice is being given, or ten (10) days after being mailed, postage prepaid, registered with return receipt requested, or sent by facsimile transmission with a confirmation by registered or certified mail, postage prepaid. Notices to the Executive should be addressed to the Executive as follows:

Gary Kolstad
c/o CARBO Ceramics Inc.
575 North Dairy Ashford
Suite 300
Houston, Texas 77079

Notices to the Company should be sent as follows:

6

CARBO Ceramics Inc.
575 North Dairy Ashford
Suite 300
Houston, Texas 77079
Attn: Secretary

with copies sent to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attn: Christopher Austin, Esq.

          Either party may change the address or person to whom notices should be sent to by notifying the other party in accordance with this Section 6(b).

          (c) The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

          (d) This Agreement contains the entire agreement between the parties with respect to the employment of the Executive by the Company after the Effective Date and supersedes any and all prior understandings, agreements or correspondence between the parties regarding such employment. It may not be amended or extended in any respect except by a writing signed by both parties hereto.

          (e) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has contributed to its preparation (with advice of counsel, if desired). Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party generally was responsible for the preparation of this Agreement.

          (f) This Agreement shall be governed by, and interpreted in accordance with, the laws of Texas, without reference to its principles of conflict of laws.

          (g) This Agreement shall not be assignable by either party hereto without the written consent of the other, provided, however, that the Company may, without the written consent of the Executive, assign this Agreement to (i) any entity with which the Company is merged or consolidated or to which the Company transfers substantially all of its assets or (ii) any entity controlling, under common control with or controlled by the Company.

          (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          (i) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

[Remainder of page intentionally left blank]

7

          IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized representative and the Executive has hereunto set his hand as of the day and year above written.

CARBO CERAMICS INC.

By:	/s/ William C. Morris
William C. Morris, Chairman

/s/ Gary A. Kolstad
Gary A. Kolstad

8

Appendix A

CARBO CERAMICS INC.

2014 OMNIBUS INCENTIVE PLAN

PERFORMANCE-BASED CASH AWARD AGREEMENT

(Annual Incentive Bonus)

This AWARD AGREEMENT between CARBO Ceramics Inc. (together with its Subsidiaries, the “Company”) and Gary A. Kolstad (the “Participant”) sets forth the terms and conditions governing the Bonus Award (as defined below) granted pursuant to the 2014 CARBO Ceramics Inc. Omnibus Incentive Plan (the “Plan”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Plan.

W I T N E S S E T H:

1. Grant of Bonus Award. Pursuant to the provisions of the Plan, the Company hereby grants to Participant, subject to the terms and conditions herein set forth, a cash award (the “Bonus Award”) with a target value of $850,000 (the “Target Award”).  This Bonus Award is granted to the Participant as of ____________, ______ (the “Grant Date”).

2. Terms and Conditions. This Bonus Award is subject to the following terms and conditions:

(a) Performance Period. The Performance Period shall commence on January 1, [2017] and shall end on December 31 of the same year.

(b) Performance Measures, Targets, Schedule and Percentage. The Performance Measures, Performance Targets, Performance Schedule and the calculation of the Performance Percentage shall be in accordance Exhibit A to this Award Agreement.

(c) Bonus Award Calculation. In the manner required by Section 162(m) of the Code, the Committee shall, promptly after the date on which the necessary financial and other information for the Performance Period becomes available, certify the extent to which Performance Targets have been achieved. Using the Performance Schedule, the Committee shall determine the Performance Percentage and multiply the Target Award by such Performance Percentage in order to arrive at the amount payable under this Bonus Award.

(d) Vesting of Bonus Award. Subject to Sections 2(e) and 2(f) hereof, this Bonus Award shall vest in the amount determined by the Committee pursuant to Section 2(c) hereof, provided that the Participant shall have remained continuously employed by the Company or a Subsidiary of the Company through the last day of the Performance Period (such date, the “Vesting Date”).

(e) Termination of Employment.

(i) If the Participant experiences a Separation from Service due to his or her death or Disability at a time when this Bonus Award remains unvested, this Bonus Award shall vest as of the date of such Separation from Service in an amount equal to the Target Award.

(ii) If the Participant experiences a Separation from Service as a result of his termination of employment by the Company without Cause, this Bonus Award shall vest as of the date of such Separation from Service in an amount equal to an amount equal to (x) the Bonus Award for the Performance Period calculated in accordance with Section 2(c) hereof multiplied by (y) a fraction, the numerator of which is the number of days in the period commencing on January 1 of the Performance Period and ending on the date of such termination (inclusive) and the denominator of which is 365.

(iii) If the Participant experiences a Separation from Service that is not described in Section 2(e)(i) or 2(e)(ii) hereof at a time when the Participant’s outstanding Bonus Award remains unvested, then as of the date of such Separation from Service, the Bonus Award shall terminate automatically and be forfeited (without any consideration therefor) and the Participant shall have no further rights with respect thereto.

(iv) If the Participant’s employment is terminated for Cause prior to the date on which the Bonus Award is settled pursuant to Section 2(g) hereof, the Bonus Award (whether or not vested) shall terminate automatically and be forfeited (without any consideration therefor) as of the date of such termination of employment, and the Participant shall have no further rights with respect thereto. For purposes of this Award Agreement, “Cause” shall have the meaning set forth in the Fifth Amended and Restated Employment Agreement between the Participant and the Company, dated as of March 20, 2017.

(f) Vesting in the Event of a Change in Control. Notwithstanding any provision of this Section 2 to the contrary, if a Change in Control occurs at a time when the Participant’s outstanding Bonus Award remains unvested, the Bonus Award shall be treated in accordance with Section 19 of the Plan.

(g) Settlement of Bonus Award. Subject to the terms and conditions of the Plan (including without limitation Sections 9, 13 and 14 thereof) and this Award Agreement, including without limitation, Section 6 hereof, the Company shall pay a lump sum cash amount to the Participant in the amount determined pursuant to Section 2(c), Section 2(e)(i) or Section 2(e)(ii) in settlement of this Bonus Award, as applicable, (i) if the Bonus Award vests pursuant to Section 2(d) or Section 2(e)(ii), on the date of Committee certification under Section 2(c) but in no event later than March 15th of the calendar year following the last day of the Performance Period, (ii) if the Bonus Award vests pursuant to Section 2(e)(i), on the date of Separation from Service, and (iii) if the Bonus Award vests pursuant to Section 2(f) and Section 19 of the Plan, the date on which the Change in Control occurs.  Payment of the Bonus Award to the Participant pursuant to Section 2(g)(ii) and 2(g)(iii) hereof shall in no event be made to the Participant later than the date that is sixty (60) days following the date specified therein.

(h) Non-Transferability of Bonus Award. This Bonus Award may not be sold, transferred, pledged, assigned or otherwise alienated at any time other than a transfer in accordance with Section 17 of the Plan. Any attempt to do so contrary to the provisions hereof shall be null and void.

(i) Bonus Award Confers No Rights with Respect to Continued Employment. Nothing contained herein or in the Plan shall confer upon the Participant any right with respect to the continuation of his or her employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence as of the Grant Date. The Committee’s granting of the Bonus Award to the Participant shall neither require the Committee to grant any subsequent Bonus Award to the Participant (or any Bonus Award to any other person) at any time, nor preclude the Committee from making subsequent grants to the Participant or any other person.

(j) Compliance with Law and Regulations. This Bonus Award and any obligation of the Company to pay cash hereunder shall be subject to all applicable federal, state, local and non-U.S. laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company’s obligations in connection with the Bonus Award are subject to all terms and conditions of this Award Agreement and the Plan (including, without limitation, Sections 9, 13 and 14 thereof).

(k) Modification of Bonus Award. The Committee may amend, suspend or terminate the Plan at any time in accordance with Section 15(a) of the Plan. The Committee may amend or modify the terms and conditions of the Bonus Award to the extent that the Committee determines, in its sole discretion, that the terms and conditions of the Bonus Award violate or may violate Section 409A of the Code; provided, however, that (i) no such amendment or modification shall be made without the Participant’s written consent if such amendment or modification would violate the terms and conditions of any other agreement between the Participant and the Company and (ii) unless the Committee determines otherwise, any such amendment or modification made pursuant to this Section 2(k) and Section 15(b) of the Plan shall maintain, to the maximum extent practicable, the original intent of the applicable Bonus Award provision without contravening the provisions of Section 409A of the Code or Section 162(m) of the Code. The amendment or modification of the Bonus Award pursuant to this Section 2(k) and Section 15(b) of the Plan shall be at the Committee’s sole discretion and the Committee shall not be obligated to amend or modify the

2

Bonus Award or the Plan, nor shall the Company be liable for any adverse tax or other consequences to the Participant resulting from such amendments or modifications or the Committee’s failure to make any such amendments or modifications for purposes of complying with Section 409A of the Code or for any other purpose. To the extent the Committee amends or modifies the Bonus Award pursuant to this Section 2(k) and Section 15(b) of the Plan, the Participant shall receive notification of any such changes to the Bonus Award and, unless the Committee determines otherwise, the changes described in such notification shall be deemed to amend the terms and conditions of the Bonus Award and this Award Agreement.

3. Participant Bound by Plan. The Participant hereby acknowledges that the Company has made a copy of the Plan available to him or her and the Participant agrees to be bound by all the terms and provisions thereof.

4. Payment of Taxes. Participant shall be solely responsible for any applicable taxes (including without limitation income and excise taxes) and penalties, and any interest that accrues thereon, which he or she incurs in connection with the receipt, vesting or settlement of the Bonus Award. Notwithstanding any provision of the Plan or this Award Agreement to the contrary, in no event shall the Company or any Subsidiary be liable to the Participant on account of the Bonus Award’s failure to (i) qualify for favorable U.S. or non-U.S. tax treatment or (ii) avoid adverse tax treatment under U.S. or non-U.S. law, including, without limitation, Section 409A of the Code. Prior to any event in connection with the Bonus Award (e.g., vesting) that the Company determines may result in any U.S. or non-U.S. tax withholding obligation, whether national, federal, state, local or otherwise, including any social security tax obligation (the “Tax Withholding Obligation”), the Participant must make arrangements with the Company for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company in accordance with Section 14 of the Plan.

5. Notices. Any notice to the Company in connection with the Bonus Award shall be addressed to the Company at its offices at 575 N. Dairy Ashford, Suite 300 Houston, Texas 77079, Attention: Omnibus Incentive Plan Administrator, and any notice to the Participant in connection with the Bonus Award shall be addressed to him or her at his or her address as shown on the Company’s records at the time such notice is given, subject to the right of either party to designate a different address in writing at any time hereafter.

6. Section 409A of the Code. This Bonus Award is intended to be exempt from or comply with Section 409A of the Code and shall be construed accordingly. If (a) the Participant is a Specified Employee at the time at the time of his or her Separation from Service and (b) the Committee determines that the Bonus Award is “non-qualified deferred compensation” within the meaning of Section 409A of the Code, then any payment(s) with respect to the Bonus Award that becomes payable to the Participant upon his or her Separation from Service shall be made on the date that is six months and one day following the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).

7. Governing Law. The Plan and this Award Agreement, and the rights of all persons under the Plan and this Award Agreement, shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

3

IN WITNESS WHEREOF, CARBO Ceramics Inc. has caused this Award Agreement to be executed on its behalf, and the Participant has accepted the terms of this Award Agreement by signing below, in each case as of the Grant Date.

CARBO CERAMICS INC.

By:

Name:

Title:

ACCEPTED AND AGREED BY: Gary A. Kolstad

4